===============================================================================

                                                /------------------------------/
                                                /        OMB APPROVAL          /
                                                /------------------------------/
                                                / OMB Number:        3235-0104 /
                                                / Expires:   December 31, 2001 /
                                                / Estimated average burden     /
                                                / hours per response...... 0.5 /
                                                /------------------------------/


+--------+
| FORM 3 |          U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                  WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

    Nippon Telegraph and Telephone Corporation
    ----------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

    3-1 Otemachi 2-chome
    ----------------------------------------------------------------------------
                                   (Street)

    Chiyoda-ku Tokyo 100-8116, Japan
    ----------------------------------------------------------------------------
        (City)                      (State)                           (Zip)


2.  Date of Event Requiring Statement (Month/Day/Year)               12/27/00
                                                                  --------------

3.  IRS Identification Number of Reporting Person if an Entity
    (Voluntary)
                --------------

4.  Issuer Name and Ticker or Trading Symbol          AT&T Corp. (AWE)
                                             -----------------------------------

5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

        Director        Officer              X  10% Owner        Other
    ---             --- (give title below)  ---              --- (specify below)


    ----------------------------------------------------------------------------

6.  If Amendment, Date of Original (Month/Day/Year)
                                                    ----------------------------
7.  Individual or Joint Group Filing (Check Applicable Line)

         Form Filed by One Reporting Person
     ---
      X  Form filed by More than One Reporting Person
     ---

             TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

--------------------------------------------------------------------------------
1. Title           2. Amount of         3. Ownership Form:  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect (I)        ficial Ownership
   (Instr. 4)         (Instr. 4)           (Instr. 5)          (Instr. 5)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instructions 5(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                          (Over)
                                                                 SEC 1473 (3-99)

              TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative        2. Date Exer-    3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of In-
    Security (Instr. 4)           cisable and      Underlying Derivative Security      or              Form of        direct Bene-
                                  Expiration       (Instr. 4)                          Exercise        Derivative     ficial
                                  Date                                                 Price           Security:      Ownership
                                  (Month/Day/                                          of              Direct (D)     (Instr. 5)
                                  Year)                                                Derivative      or In-
                              ----------------------------------------------------     Security        direct (I)
                               Date      Expira-                        Amount or                      (Instr. 5)
                               Exer-     tion            Title          Number of
                               cisable   Date                           Shares
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Wireless Group Preferred                        Wireless                                                          By Nippon Tele-
Tracking Stock                01/22/01(1) N/A   Group Common Stock     448,004,162(2)  500-for-1           I      graph and Tele-
                                                                                                                  phone Corpora-
                                                                                                                  tion's approximate
                                                                                                                  67% ownership in
                                                                                                                  NTT DoCoMo, Inc.
                                                                                                                  and DCM Capital
                                                                                                                  USA (UK) Limited
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

(1) These shares are potentially issuable, subject to certain conditions, and therefore exercisable from and after January 15, 2001.
(2) These shares are directly beneficially owned by DCM Capital USA (UK) Limited. Includes warrants to acquire shares of Wireless Group Preferred Tracking Stock convertible into 41,748,273 shares of Wireless Group Common Stock.

                                     /s/ Kanji Koide                1/5/01
                              -------------------------------  -----------------
                              Kanji Koide, Senior Vice               Date
                              President on behalf of Nippon
                              Telegraph and Telephone
                              Corporation

     * If the form is filed by more than one reported person, see Instruction 5(b)(v).

    ** Intentional misstatements or omissions of facts constitute Federal
       Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                            Joint Filer Information
                            -----------------------



Name:                                    NTT DoCoMo, Inc.

Address:                                 Sanno Park Tower
                                         11-1, Nagata-cho 2-chome
                                         Chiyoda-ku
                                         Tokyo, Japan 100-6150

Designated Filer:                        Nippon Telegraph and Telephone
                                         Corporation

Issuer and Ticker Symbol:                AT&T Corp. (AWE)
Date of Event Requiring Statement:       12/27/00

Signature:



                              NTT DOCOMO, INC.


                              By: /s/ Yoshinori Uda
                                  -----------------------------------
                              Name:   Yoshinori Uda
                              Title:  Senior Executive Vice President

                            Joint Filer Information
                            -----------------------



Name:                                    DCM Capital USA (UK) Limited

Address:                                 1st Floor, 14-18 City Road
                                         Cardiff CF24 3DL
                                         England

Designated Filer:                        Nippon Telegraph and Telephone
                                         Corporation

Issuer and Ticker Symbol:                AT&T Corp. (AWE)
Date of Event Requiring Statement:       12/27/00

Signature:



                              DCM CAPITAL USA (UK) LIMITED.


                              By:  /s/ Masao Nakamura
                                   ----------------------------
                              Name:    Masao Nakamura
                              Title:   Chairman